Exhibit 5.1

April 16, 2018

PermRock Royalty Trust
201 West Wall Street, Suite 421
Midland, Texas 79701

Re:                             PermRock Royalty Trust

Ladies and Gentlemen:

We have acted as special Delaware counsel for PermRock Royalty Trust, a Delaware statutory trust (the “Trust”), in connection with the matters set forth herein.  At your request, this opinion is being furnished to you.

We have examined and relied upon such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below, including the following documents:

(a)                                 The certificate of trust of the Trust, as filed with the office of the Secretary of State of the State of Delaware (the “Secretary of State”) on November 22, 2017 (the “Certificate of Trust”);

(b)                                 The Trust Agreement, dated as of November 22, 2017, by and among Boaz Energy II, LLC, as trustor (the “Trustor”), Wilmington Trust, National Association, as Delaware trustee (the “Delaware Trustee”), and Southwest Bank, as issuer trustee;

(c)                                  A form of Amended and Restated Trust Agreement to be entered into by and among the Trustor, the Delaware Trustee and Simmons Bank (as successor by merger to Southwest Bank) as trustee (the “Trust Agreement”), filed as an exhibit to the Registration Statement referred to below;

PermRock Royalty Trust
April 16, 2018

(d)                                 The Registration Statement on Form S-1, as amended, filed by the Trust on April 6, 2018 with the Securities and Exchange Commission (the “Registration Statement”), including a prospectus (the “Prospectus”) relating to the Trust Units (as defined in the Trust Agreement)(the “Trust Units”); and

(e)                                  A Certificate of Good Standing for the Trust, dated April 16, 2018, obtained from the Secretary of State.

Initially capitalized terms used herein and not otherwise defined are used as defined in the Trust Agreement. As to various questions of fact material to our opinion, we have relied upon the representations made in the foregoing documents.

With respect to all documents examined by us, we have assumed (i) the authenticity of all documents submitted to us as authentic originals, (ii) the conformity with the originals of all documents submitted to us as copies or forms, and (iii) the genuineness of all signatures.

For purposes of this opinion, we have assumed (i) that the Trust Agreement will constitute the entire agreement among the parties thereto with respect to the subject matter thereof, including with respect to the formation, operation and termination of the Trust, and that the Trust Agreement and the Certificate of Trust will be in full force and effect and will not be amended, (ii) except to the extent provided in paragraph 1 below, the due organization or due formation, as the case may be, and valid existence in good standing of each party to the documents examined by us under the laws of the jurisdiction governing its organization or formation, (iii) the legal capacity of natural persons who are parties to the documents examined by us, (iv) that each of the parties (other than the Trust) to the documents examined by us has the power and authority to execute and deliver, and to perform its obligations under, such documents, (v) the due authorization, execution and delivery by all parties thereto of all documents examined by us, (vi) the payment by each Person to whom a Trust Unit is to be issued by the Trust (collectively, the “Trust Unitholders”) for such Trust Unit, in accordance with the Trust Agreement and as contemplated by the Registration Statement, (vii) that the Trust Units will be issued and sold to the Trust Unitholders in accordance with the Trust Agreement and as contemplated by the Registration Statement and (viii) that an entry of a notation in an ownership ledger of the Trust maintained for such purpose will be made for each Trust Unit to evidence the ownership thereof as contemplated by the Trust Agreement. We have not participated in the preparation of the Registration Statement (other than this opinion) and assume no responsibility for its contents except for this opinion.

This opinion is limited to the laws of the State of Delaware (excluding the securities laws of the State of Delaware), and we have not considered and express no opinion on the laws of any other jurisdiction, including federal laws and rules and regulations relating thereto.  Our opinions are rendered only with respect to Delaware laws and rules, regulations and orders thereunder which are currently in effect.

PermRock Royalty Trust
April 16, 2018

Based upon the foregoing, and upon our examination of such questions of law and statutes of the State of Delaware as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

1.             The Trust has been duly formed and is validly existing in good standing as a statutory trust under the Delaware Statutory Trust Act, 12 Del. C. § 3801, et. seq.

2.             When issued, the Trust Units will be validly issued, fully paid and nonassessable beneficial interests in the Trust.

We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement.  We hereby consent to the use of our name under the heading “Legal Matters” in the Prospectus.  In giving the foregoing consents, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Richards, Layton & Finger, P.A.